DESCRIPTION OF KRAFT HEINZ’S SECURITIES
The Kraft Heinz Company (“Kraft Heinz,” the “Company,” the “Guarantor,” “we,” “us” or “our”) has three classes of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”): our common stock, par value $0.01 per share (the “Common Stock”), our Floating Rate Senior Notes due 2025, and our 3.500% Senior Notes due 2029 ). Each of the Company’s securities registered under Section 12 of the Exchange Act is listed on The Nasdaq Stock Market LLC.
Description of Common Stock
The following description is a summary that is not complete and is qualified in its entirety by reference to Kraft Heinz’s Second Amended and Restated Certificate of Incorporation, as amended (“Certificate of Incorporation”) and Kraft Heinz’s Amended and Restated By-Laws (“By-Laws”).
General
Kraft Heinz is authorized to issue five billion (5,000,000,000) shares of Common Stock, par value $0.01 per share, and nine hundred twenty thousand (920,000) shares of preferred stock, par value $0.01 per share.
Under the Certificate of Incorporation, Kraft Heinz may issue preferred stock in one or more series, with preferences, limitations and rights as authorized by Kraft Heinz’s board of directors, to the extent permitted by Delaware law. The powers (including voting, if any), preferences and relative, participating, optional and other special rights of each series of preferred stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other classes and series of preferred stock at any time outstanding. The issuance of preferred stock may adversely affect the rights of Kraft Heinz’s common shareholders by, among other things:
•restricting dividends on the Common Stock;
•diluting the voting power of the Common Stock;
•impairing the liquidation rights of the Common Stock; or
•delaying or preventing a change in control without further action by the stockholders.
As a result of these or other factors, the issuance of preferred stock could have an adverse impact on the market price of the Common Stock. The Common Stock is listed on the Nasdaq Stock Market LLC (“Nasdaq”) and trades under the ticker symbol “KHC.” All outstanding shares of Common Stock are validly issued, fully paid and non-assessable.
Dividend and Liquidation Rights
Subject to the preferences applicable to any shares of preferred stock outstanding at any time, holders of the Common Stock are entitled to receive dividends when and as declared by its board of directors from assets or funds legally available therefore. The timing, declaration, amount and payment of future dividends will depend on Kraft Heinz’s financial condition, earnings, capital requirements and debt service obligations, as well as legal requirements, regulatory constraints, industry practice and other factors that Kraft Heinz’s board of directors deems relevant. Kraft Heinz’s board of directors will make all decisions regarding the payment of dividends from time to time in accordance with applicable law. Subject to any preferential liquidation rights of holders of preferred stock that may be outstanding, upon Kraft Heinz’s dissolution, the holders of the Common Stock will be entitled to share ratably in Kraft Heinz’s assets legally available for distribution to Kraft Heinz’s stockholders.

Voting and Other Rights
Each share of Common Stock outstanding is entitled to one vote on all matters on which stockholders generally are entitled to vote. However, except as required by law, holders of the Common Stock are not entitled to vote on any amendment to the Certificate of Incorporation that relates solely to the terms of one or more outstanding class or series of preferred stock if the holders of such affected class or series are entitled, either separately or together with the holders of one or more other such class or series, to vote thereon pursuant to the Certificate of Incorporation or the Delaware General Corporation Law.
The By-Laws provide that, except as required by law, the Certificate of Incorporation or the rules of any stock exchange upon which Kraft Heinz’s capital stock is listed, all corporate actions to be taken by vote of the shareholders shall be authorized by a majority of the votes cast by the shareholders entitled to vote thereon who are present in person or represented by proxy, and where a separate vote by class or series is required, a majority of the votes cast by the shareholders of such class or series who are present in person or represented by proxy shall be the act of such class or series; provided that the election of directors shall be determined by the vote of a majority of the votes cast or a plurality.
The holders of the Common Stock have no preemptive rights and no rights to convert their Common Stock into any other securities. The Common Stock is not subject to any redemption or sinking fund provisions.
Anti-takeover Effects of Certain Provisions of the Certificate of Incorporation and By-Laws
General
The Certificate of Incorporation and the By-Laws contain provisions that are intended to enhance the likelihood of continuity and stability in the composition of the board of directors and that could make it more difficult to acquire control of the company by means of a tender offer, open market purchases, a proxy contest or otherwise. A description of these provisions is set forth below.
No Cumulative Voting
Under Delaware law, the right to vote cumulatively does not exist unless the certificate of incorporation specifically authorizes cumulative voting. The Certificate of Incorporation does not grant shareholders the right to vote cumulatively.
Blank Check Preferred Stock
We believe that the availability of the preferred stock under the Certificate of Incorporation provides the company with flexibility in addressing corporate issues that may arise. Having these authorized shares available for issuance will allow the company to issue shares of preferred stock without the expense and delay of a special shareholders’ meeting. The authorized shares of preferred stock, as well as shares of Common Stock, will be available for issuance without further action by the company’s shareholders, with the exception of any actions required by applicable law or the rules of any stock exchange on which Kraft Heinz’s securities may be listed. The board of directors will have the power, subject to applicable law, to issue classes or series of preferred stock that could, depending on the terms of the class or series, impede the completion of a merger, tender offer or other takeover attempt.
Shareholder Action by Written Consent
The Certificate of Incorporation provides that any action required or permitted to be taken at any annual or special meeting of the shareholders of Kraft Heinz may be taken without a meeting, without prior notice and without a vote if a consent or consents in writing, setting forth the action so taken, are signed by the holders of outstanding capital stock of Kraft Heinz having not less than the minimum number of votes necessary to authorize such action at a meeting at which all shares of capital stock entitled to vote thereon were present and voted.
Description of Notes
The following description of the Notes is a summary and does not purport to be complete. It is subject to and qualified in its entirety by reference to the indenture, dated July 1, 2015 (the “Base Indenture”), among Kraft Heinz Foods Company, a Pennsylvania limited liability company (the “Issuer”), The Kraft Heinz Company, a Delaware corporation (the “Guarantor”), and Deutsche Bank Trust Company Americas (as successor to Wells Fargo Bank, National Association), as trustee (the “Trustee”), as previously supplemented and as further supplemented in respect of the €600,000,000 Floating Rate Senior Notes due 2025 (the “2025 Notes”) by the he Tenth Supplemental Indenture, dated as of May 10, 2023, and €550,000,000 3.500% Senior Notes due 2029 (the “2029 Notes”) by the Eleventh Supplemental Indenture, dated as of March 1, 2024 (the Base Indenture as so supplemented and modified, the “Indenture”).
The 2025 Notes together with the 2029 Notes collectively referred to as the “Notes”.
The Indenture is incorporated by reference as an exhibit to the Annual Report on Form 10-K of which this Exhibit 4.25 is a part, and this description is qualified in all respects by reference to the actual text of the Indenture. We encourage you to read the indenture for additional information. The 2025 Notes and the 2029 Notes are listed on The Nasdaq Stock Market under the symbol “KHC25” and “KHC29”, respectively.
Unless an earlier redemption has occurred, the entire principal amount of the 2025 Notes will mature and become due and payable, together with any accrued and unpaid interest thereon, on May 9, 2025. Unless an earlier redemption has occurred, the entire principal amount of the 2029 Notes will mature and become due and payable, together with any accrued and unpaid interest thereon, on March 15, 2029. The Notes do not have the benefit of any sinking fund. However, under certain circumstances, we may be required to offer to purchase the Notes as described under the caption “—Change of Control Triggering Event.” We may at any time and from time to time purchase additional Notes in the open market or otherwise.
As used herein, the term “Issuer” refers only to Kraft Heinz Foods Company and not any of its Subsidiaries (as defined below). Certain defined terms used in this description but not defined herein have the meanings assigned to them in the Indenture.
General
The Notes:
•are senior unsecured obligations of ours;
•rank equally with all of our other senior unsecured indebtedness (including indebtedness under our senior unsecured revolving credit facility);
•rank senior in right of payment to all of our future subordinated indebtedness;
•are effectively subordinated to all of our secured indebtedness;
•are structurally subordinated to all of the indebtedness and other liabilities of our Subsidiaries, including claims with respect to trade payables; and
•are unconditionally guaranteed on a senior unsecured basis by the Guarantor.

Interest on the 2025 Notes
The 2025 Notes bear interest at a floating rate per annum equal to the Applicable Rate (as defined below) plus 50 basis points, provided, however, that in no event will the interest rate be less than zero.
Interest on the Notes began to accrue from May 10, 2023 and is payable quarterly in arrears on February 9, May 9, August 9, and November 9 of each year, commencing on August 9, 2023 (each such date being an “interest payment date”), to the persons in whose names the Notes are registered in the security register one business day preceding the respective interest payment date, whether or not a business day (each such date being a “regular record date”). The interest rate for each Interest Period will be set on February 9, May 9, August 9, and November 9 of each year (each such date, an “Interest Reset Date”) until the principal on the Notes is paid or made available for payment (the “Principal Payment Date”). If any Interest Reset Date (other than the initial Interest Reset Date) or interest payment date would otherwise be a day that is not a business day, such Interest Reset Date or interest payment date shall be the next succeeding business day, unless the next succeeding business day is in the next succeeding calendar month, in which case such Interest Reset Date or interest payment date shall be the immediately preceding business day.
“Interest Period” shall mean the period from and including an Interest Reset Date to, but excluding, the next succeeding Interest Reset Date and, in the case of the last such period, from and including the Interest Reset Date immediately preceding the maturity date or Principal Payment Date, as the case may be, to, but excluding, the maturity date or Principal Payment Date, as the case may be. If the Principal Payment Date or maturity date is not a business day, then the principal amount of the Notes, plus accrued and unpaid interest thereon, if any, shall be paid on the next succeeding business day and no interest shall accrue for the maturity date, the Principal Payment Date or any day thereafter.
The “Applicable Rate” shall mean the rate determined in accordance with the following provisions:
(1)Two prior T2 Days (as defined below) on which dealings in deposits in euros are transacted in the euro-zone interbank market preceding each Interest Reset Date (each such date, an “Interest Determination Date”), Deutsch Bank AG, London Branch (the “Calculation Agent”), as agent for us, will determine the Applicable Rate, which shall be the rate that appears on the Reuters Screen EURIBOR01 Page as of 11:00 a.m., Brussels time, on such Interest Determination Date for deposits in euro having a maturity of three months commencing on such Interest Determination Date. “Reuters Screen EURIBOR01 Page” means the display designated on page “EURIBOR01” on Reuters (or such other page as may replace the EURIBOR01 page on that service or any successor service for the purpose of displaying euro-zone interbank offered rates for euro denominated deposits of major banks). If the Applicable Rate on such Interest Determination Date does not appear on the Reuters Screen EURIBOR01 Page, the Applicable Rate will be determined as described in (2) below.
(2)With respect to an Interest Determination Date for which the Applicable Rate does not appear on the Reuters Screen EURIBOR01 Page as specified in (1) above, the Applicable Rate will be determined on the basis of the rates at which deposits in euro are offered by four major banks in the euro-zone interbank market selected by us (the “Reference Banks”) at approximately 11:00 a.m., Brussels time, on such Interest Determination Date to prime banks in the euro-zone interbank market having a maturity of three months, and in a principal amount equal to an amount of not less than €1,000,000 that is representative for a single transaction in such market at such time. We will request the principal euro-zone office of each such Reference Bank to provide a quotation of its rate. If at least two such quotations are provided, the Applicable Rate on such Interest Determination Date will be the arithmetic mean (rounded upwards) of such quotations. If fewer than two quotations are provided, the Applicable Rate on such Interest Determination Date will be the arithmetic mean (rounded upwards) of the rates quoted by three major banks in the euro-zone selected by us at approximately 11:00 a.m., Brussels time, on such Interest Determination Date for loans in euro to leading European banks, having a maturity of three months, and in a principal amount equal to an amount of not less than €1,000,000 that is representative for a single transaction in such market at such time; provided, however, that if the banks so selected by us are not quoting as described in this sentence, the relevant interest rate for the Interest Period commencing on the Interest Reset Date following such Interest Determination Date will be the interest rate in effect on such Interest Determination Date (i.e., the same rate as the rate determined for the immediately preceding Interest Reset Date).
The amount of interest for each day that the Notes are outstanding (the “Daily Interest Amount”) is calculated by dividing the interest rate in effect for such day by 360 and multiplying the result by the outstanding principal amount of the Notes (known as the “Actual/360” day count). The amount of interest to be paid on the Notes for any Interest Period is calculated by adding the Daily Interest Amounts for each day in such Interest Period.
The interest rate and amount of interest to be paid on the Notes for each Interest Period is determined by the Calculation Agent. The Calculation Agent will, upon the request of any holder of the Notes, provide the interest rate at the time of the last interest payment date with respect to the Notes. All calculations made by the Calculation Agent shall in the absence of manifest error be conclusive for all purposes and binding on us and the holders of the Notes. So long as the Applicable Rate is required to be determined with respect to the Notes, there will at all times be a Calculation Agent. In the event that any then acting Calculation Agent shall be unable or unwilling to act, or that such Calculation Agent shall fail duly to establish the Applicable Rate for any Interest Period, or that we propose to remove such Calculation Agent, we shall appoint ourselves or another person which is a bank, trust company, investment banking firm or other financial institution to act as the Calculation Agent.
Notwithstanding the foregoing, if we, in our sole discretion, determine that EURIBOR has been permanently discontinued, or the reference to EURIBOR becomes illegal, or most other debt obligations similar to the Notes have converted away from EURIBOR to a new reference rate, the Calculation Agent will use, as directed in writing by us, as a substitute for EURIBOR for each future Interest Determination Date, the alternative reference rate (the “Alternative Rate”) selected by a central bank, reserve bank, monetary authority or any similar institution (including any committee or working group thereof) that is consistent with accepted market practice regarding a substitute for EURIBOR. As part of such substitution, the Calculation Agent will, as directed in writing by us, make such adjustments (“Adjustments”) to the Alternative Rate and/or the spread thereon, as well as the business day convention, interest determination dates and related provisions and definitions, in each case that are consistent with accepted market practice for the use of such Alternative Rate for debt obligations such as the Notes. If we determine there is no clear market consensus as to whether any rate has replaced EURIBOR in customary market usage, we may appoint an independent financial advisor (the “IFA”) to determine an appropriate Alternative Rate, and any Adjustments, and the decision of the IFA will be binding on us, the Calculation Agent, the Trustee and the holders. If, however, we determine that EURIBOR has been discontinued, but for any reason an Alternative Rate has not been determined, the rate of EURIBOR for the next interest period will be equal to such rate on the Interest Determination Date when EURIBOR was last available on Reuters Page EURIBOR01, as determined by the Calculation Agent.
Neither the Trustee nor the Paying Agent will be the designee of the Calculation Agent or us for purposes of determinations to be made under the terms of the Notes. None of the Trustee, the Paying Agent or the Calculation Agent shall be responsible for determining the Alternative Rate or for making any Adjustments to the Alternative Rate and/or the spread thereon, or the business day convention, interest determination dates or related provisions and definitions, and shall be entitled to rely on any such determinations made by us and will have no liability for any actions taken at our direction.

Interest on the 2029 Notes
The 2029 Notes bear interest at 3.500% per annum. Interest on the 2029 Notes is paid annually in arrears on March 15 of each year, beginning on March 15, 2024 (each, an “Interest Payment Date”). Interest on an Interest Payment Date will be paid to the Holders of the 2029 Notes in whose names the 2029 Notes are registered on the security register at the close of business on the Business Day immediately preceding the related Interest Payment Date (the “Regular Record Date”). Interest on the 2029 Notes is computed on the basis of the actual number of days in the period for which interest is being calculated and the actual number of days from and including the last date on which interest was paid on the Notes, to, but excluding, the next scheduled Interest Payment Date. This payment convention is referred to as ACTUAL/ACTUAL (ICMA)” in the rulebook of the International Capital Markets Association. If any Interest Payment Date, the maturity date or earlier date of redemption for the 2029 Notes falls on a day that is not a Business Day, the required payment will be made on the next Business Day and no interest will accrue or otherwise accumulate on the amount so payable for the period from and after such Interest Payment Date, maturity date or date of redemption, as the case may be.
Issuance in Euros
Initial holders were required to pay for the Notes in euros, and principal, premium, if any, and interest payments in respect of the Notes will be payable in euros. If the euro is unavailable to us due to the imposition of exchange controls or other circumstances beyond our control or the euro is no longer used by the member states of the European Economic and Monetary Union that have adopted the euro as their currency or for the settlement of transactions by public institutions of or within the international banking community, then all payments in respect of the Notes will be made in U.S. dollars until the euro is again available to us or so used. In such circumstances, the amount payable on any date in euros will be converted into U.S. dollars at the rate mandated by the Board of Governors of the Federal Reserve System as of the close of business on the second business day prior to the relevant payment date or, if the Board of Governors of the Federal Reserve System has not announced a rate of conversion, on the basis of the most recent U.S. dollar/euro exchange rate published in The Wall Street Journal on or prior to the second business day prior to the relevant payment date or, in the event The Wall Street Journal has not published such exchange rate, the rate will be determined in our sole discretion on the basis of the most recently available market exchange rate for euros. Any payment in respect of the Notes so made in U.S. dollars will not constitute an event of default (as defined in the Indenture). Neither the Trustee nor the Paying Agent shall be responsible for obtaining exchange rates, effecting conversions or otherwise handling redenomination. Investors will be subject to foreign exchange risks as to payments of principal and interest that may have important economic and tax consequences to them.
Change of Control Triggering Event
If a Change of Control Triggering Event (as defined below) occurs, unless we have previously or concurrently (i) delivered a redemption notice with respect to all the outstanding Notes as described under “—Optional Redemption” of the Indenture, or (ii) sent a redemption notice with respect to all the outstanding Notes as described under “—Redemption for Tax Reasons,” holders of the Notes will have the right to require us to repurchase all or any part (equal to €100,000 or an integral multiple of €1,000 in excess thereof) of their Notes pursuant to the offer described below (the “Change of Control Offer”). Pursuant to the Change of Control Offer, we will be required to offer payment in cash equal to 101% of the aggregate principal amount of the Notes repurchased plus accrued but unpaid interest, if any, on the Notes repurchased, to, but excluding, the date of repurchase (the “Change of Control Payment”). Within 30 days following any Change of Control Triggering Event, except to the extent that we have exercised our right to redeem all the outstanding Notes as described under clause (i) or (ii) above, we will be required to deliver a notice to each holder of the Notes, electronically or by first class mail at the address of such holder appearing in the security register or otherwise in accordance with the procedures of Euroclear and Clearstream, describing the transaction or transactions that constitute the Change of Control Triggering Event and offering to repurchase the Notes on the date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is delivered (the “Change of Control Payment Date”), pursuant to the procedures required by the Indenture and described in such notice.
We must comply with the requirements of Rule 14e-1 under the Exchange Act, and any other securities laws, rules and regulations thereunder to the extent those laws, rules and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any securities laws, rules or regulations conflict with the Change of Control provisions of the Indenture, we will be required to comply with the applicable securities laws, rules and regulations and will not be deemed to have breached our obligations under the Change of Control Triggering Event provisions of the Notes by virtue of such conflicts
On the Change of Control Payment Date, we will be required, to the extent lawful, to:
•accept for payment all Notes or portions of Notes validly tendered pursuant to the Change of Control Offer;
•deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes validly tendered; and
•deliver or cause to be delivered to the Trustee the Notes properly accepted together with an officer’s certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by us.
The Paying Agent will promptly deliver to each holder of Notes properly tendered the purchase price for the Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book-entry) to each holder a new Note equal in principal amount to any unpurchased portion of any Notes surrendered, if any; provided that each such new Note will be in a principal amount of €100,000 or an integral multiple of €1,000 in excess thereof.
We will not be required to make a Change of Control Offer with respect to the Notes upon a Change of Control Triggering Event if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements for a Change of Control Offer made by us and such third party purchases all Notes validly tendered and not validly withdrawn pursuant to such Change of Control Offer or (2) a notice of redemption of all outstanding Notes has, prior to or concurrently with such Change of Control Triggering Event, been given pursuant to the Indenture as described under the caption “—Optional Redemption” or “—Redemption for Tax Reasons,” unless and until there is a default in the payment of the redemption price on the applicable redemption date or the redemption is not consummated due to the failure of a condition precedent contained in the applicable redemption notice to be satisfied. Notwithstanding anything to the contrary herein, a Change of Control Offer may be made in advance of a Change of Control Triggering Event, conditional upon such Change of Control Triggering Event, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer.
Notwithstanding the provisions under the caption “—Amendments or Supplements Requiring Consent of Holders” of the Base Indenture, the provisions under the Indenture relative to the Issuer’s obligation to make an offer to repurchase the Notes as a result of a Change of Control Triggering Event may be waived or modified prior to the occurrence of a Change of Control Triggering Event with the written consent of the holders of a majority in principal amount of the Notes then outstanding.

Our ability to pay cash to holders of the Notes following the occurrence of a Change of Control Triggering Event may be limited by our then-existing financial resources. Therefore, sufficient funds may not be available when necessary to make any required repurchases.
For purposes of the foregoing, the following definitions are applicable:
“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.
“Below Investment Grade Rating Event” means that, on any date during the period commencing on the earlier of (i) the occurrence of a Change of Control and (ii) the date of first public notice of an arrangement that could result in a Change of Control until the end of the 60-day period following public notice of the occurrence of the Change of Control (which 60-day period shall be extended for so long as the rating of the Notes is under publicly announced consideration for possible downgrade by any of the Rating Agencies), the rating of the Notes is lowered, and the Notes are rated below an Investment Grade Rating by, two Rating Agencies if the Notes are only rated by two Rating Agencies, or by all three Rating Agencies if the Notes are rated by all three Rating Agencies; provided that a Below Investment Grade Rating Event otherwise arising by virtue of a particular reduction in rating shall not be deemed to have occurred with respect to a particular Change of Control (and thus shall not be deemed a Below Investment Grade Rating Event for purposes of the definition of Change of Control Triggering Event hereunder) if each of the Rating Agencies making the reduction in rating to which this definition would otherwise apply does not announce or publicly confirm or inform the Trustee in writing at its request that the reduction was the result, in whole or in part, of any event or circumstance comprising or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control shall have occurred at the time of the Below Investment Grade Rating Event).
“Change of Control” means the occurrence of any of the following: (1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger, amalgamation, consolidation or other business combination transaction), in one or a series of related transactions, of all or substantially all of the properties or assets of the Guarantor and its Subsidiaries taken as a whole to any Person (as defined below) or group of related Persons for purposes of Section 13(d) of the Exchange Act (a “Group”) other than to the Issuer or one of its wholly owned Subsidiaries or one or more Permitted Holders (as defined below); (2) the approval by the holders of our Common Stock of any plan or proposal for the liquidation or dissolution of the Guarantor (whether or not otherwise in compliance with the provisions of the Indenture); (3) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any Person or Group (other than to one or more Permitted Holders) becomes the beneficial owner (as defined in Rules 13d-3 (without giving effect to the proviso in clause (d)(1)(i) thereof) and 13d-5 under the Exchange Act as in effect on the original issuance date of the Notes), directly or indirectly, of more than 50% of the then-outstanding number of shares of the Guarantor’s voting stock; or (4) the Guarantor ceasing to own, directly or indirectly, 100% of the issued and outstanding shares of voting stock of the Issuer.
The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of the Guarantor and its Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of Notes to require the Issuer to repurchase its Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Guarantor and its Subsidiaries taken as a whole to another Person or Group may be uncertain.
“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Below Investment Grade Rating Event.
“Fitch” means Fitch, Inc. or any successor to the rating agency business thereof.
“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s (as defined below), BBB- (or the equivalent) by S&P (as defined below), and BBB- (or the equivalent) by Fitch.
“Moody’s” means Moody’s Investors Service, Inc., and its successors.
“Permitted Holders” means, collectively, (1) 3G Capital, Inc., and each of its Affiliates but not including, however, any portfolio companies of any of the foregoing, (2) Berkshire Hathaway, Inc., and each of its Affiliates but not including, however, any portfolio companies of any of the foregoing, (3) any one or more Persons, together with such Persons’ Affiliates, whose beneficial ownership constitutes or results in a Change of Control in respect of which a Change of Control Offer is made in accordance with the requirements of the Indenture, (4) the members of management of the Guarantor (or any parent entity of the Guarantor) or its Subsidiaries who are holders of capital stock of the Guarantor or of any parent entity of the Guarantor on the original date of issuance of the Notes, (5) any Person who is acting solely as an underwriter in connection with a public or private offering of capital stock of any parent entity of the Guarantor or the Guarantor, acting in such capacity, and (6) any group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) of which any of the foregoing are members; provided that, in the case of such group and without giving effect to the existence of such group or any other group, the Persons referred to in clauses (1) through (4) above collectively have beneficial ownership of more than 50% of the total voting power of the voting stock of the Guarantor or any of its direct or indirect parent entities of the Guarantor held by such group.
“Person” has the meaning set forth in the Indenture and includes a “person” as used in Section 13(d)(3) of the Exchange Act.
“Rating Agencies” means (1) each of Moody’s, S&P and Fitch; or (2) if any of Moody’s, S&P and Fitch ceases to rate the Notes or fails to make a rating of the Notes publicly available for reasons outside of our control, a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) of the Exchange Act, selected by us (as certified by a resolution of our board of directors) as a replacement agency for Moody’s, S&P or Fitch, or two or all of them, as the case may be.
“S&P” means S&P Global Ratings Services, a division of S&P Global, Inc., and its successors.
Defeasance
We are able to terminate all of our obligations under the Indenture with respect to the Notes, other than the obligation to pay the principal of, and any premium and interest on, the Notes and certain other obligations, at any time by:
•depositing money or United States government obligations with the Trustee in an amount sufficient in the opinion of an internationally recognized firm of independent public accountants to pay the principal of, and any premium and interest on, such Notes to their maturity; and

•complying with certain other conditions, including delivery to the Trustee of an opinion of counsel to the effect that holders of such Notes will not recognize income, gain or loss for United States federal income tax purposes as a result of our defeasance.
We are able to terminate all of our obligations under the Indenture with respect to the Notes, with minor exceptions, including the obligation to pay the principal of, and any premium and interest on, the Notes, at any time by:
•depositing money or United States government obligations with the Trustee in an amount sufficient in the opinion of an internationally recognized firm of independent public accountants to pay the principal of, and the interest and any premium on, such Notes to their maturity; and
•complying with certain other conditions, including delivery to the Trustee of an opinion of counsel stating that there has been a ruling by the Internal Revenue Service, or a change in the United States federal tax law since the date of the Indenture, to the effect that holders of such Notes will not recognize income, gain or loss for United States federal income tax purposes as a result of our defeasance.
We will deliver to the Trustee an officer’s certificate and an opinion of counsel, each stating that conditions precedent with respect to such defeasance have been complied with.
Events of Default
When we use the term “Event of Default” in the Indenture with respect to the Notes, we mean any of the following:
•we fail to pay interest on any Note for 30 days after payment was due;
•we fail to make payment of the principal of, or any premium on, any Note when due;
•we fail to perform any other covenant or warranty in the Indenture and this failure continues unremedied for 90 days after we receive written notice of it from the Trustee or holders of 25% in principal amount of the outstanding Notes; or
•we file for bankruptcy, or certain other events of bankruptcy, insolvency or reorganization specified in the Indenture occur.
The Trustee may withhold notice to the holders of Notes of any default, except for defaults that involve our failure to pay principal or interest, if it determines in good faith that the withholding of notice is in the interest of the holders.
If an Event of Default in respect of the Notes occurs and continues (other than an Event of Default involving our bankruptcy, insolvency or reorganization), either the Trustee or the holders of at least 25% in aggregate principal amount of the outstanding Notes may require us, upon notice in writing to us, to immediately repay the entire principal of all of the Notes, including accrued interest thereon.
If an Event of Default occurs which involves our bankruptcy, insolvency or reorganization, then all unpaid principal amounts and accrued interest on all of the Notes will immediately become due and payable, without any action by the Trustee or any holder of Notes.
Subject to certain conditions, the holders of a majority in principal amount of the outstanding Notes may rescind and annul a declaration of acceleration of the Notes if all Events of Default, other than the failure to pay principal or interest due solely because of the declaration of acceleration, have been cured or waived.

Other than its duties in case of a default, the Trustee is not obligated to exercise any of its rights or powers under the Indenture at the written request, order or direction of any holders of Notes, unless such holders offer the Trustee an indemnity satisfactory to it. The holders of a majority in principal amount outstanding of the Notes may, subject to certain limitations, direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any power conferred upon the Trustee, for the Notes.
Except to enforce the right to receive payment of principal or interest when due, no holder of Notes may pursue any remedy with respect to the Indenture or the Notes unless:
(1) such holder has previously given the Trustee written notice that an Event of Default is continuing; (2) holders of at least 25% in principal amount of the outstanding Notes have requested in writing that the Trustee pursue the remedy; (3) such holders have offered in writing to the Trustee security or indemnity satisfactory to the Trustee against any loss, liability or expense; (4) the Trustee has not complied with such request within 60 days after the receipt of the written request and the offer of security or indemnity; and (5) the holders of a majority in principal amount of the outstanding Notes have not given the Trustee a written direction that is inconsistent with such request within such 60-day period.
The Indenture requires us to file each year with the Trustee, an officer’s certificate as to the absence of a default under the Indenture.
Payment and Transfer
We will pay the principal of, and any premium and interest on, fully registered securities at the place or places that we will designate for such purposes. We will make payment to the persons in whose names the Notes are registered on the close of business on the day or days that we will specify in accordance with the Indenture. We will pay the principal of, and any premium on, registered Notes only against surrender of those Notes. Holders of the Notes may transfer or exchange fully registered securities at the corporate trust office of the Paying Agent or at any other office or agency, maintained for such purposes, without the payment of any service charge except for any tax or governmental charge.
Optional Redemption
The 2025 Notes
On, and only on, May 24, 2024, we may redeem the 2025 Notes, in whole or in part, at a redemption price equal to 100% of the principal amount of the 2025 Notes to be redeemed, plus accrued and unpaid interest, if any, on the principal amount being redeemed to, but excluding, the redemption date.
Notice of such redemption will be mailed or electronically delivered (or otherwise transmitted in accordance with the depositary’s procedures) to each holder of 2025 Notes to be redeemed at least 10 days but not more than 60 days prior to the redemption date.
In the case of a partial redemption, selection of the 2025 Notes for redemption will be made pro rata, by lot or by such other method as the Trustee in its sole discretion deems appropriate and fair. No 2025 Notes of a principal amount of €100,000 or less will be redeemed in part. If any of the 2025 Notes is to be redeemed in part only, the notice of redemption that relates to the Note will state the portion of the principal amount of the 2025 Note to be redeemed. A new 2025 Note in a principal amount equal to the unredeemed portion of the 2025 Note will be issued in the name of the holder of the 2025 Note upon surrender for cancellation of the original 2025 Note. For so long as the 2025 Notes are held by Euroclear or Clearstream (or another depositary), the redemption of the 2025 Notes shall be done in accordance with the policies and procedures of the applicable depositary.

Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the 2025 Notes or portions thereof called for redemption.
The 2029 Notes
At any time prior to the December 15, 2028, the Company shall have the option to redeem the 2029 Notes in whole at any time, or in part from time to time, at a redemption price calculated by the Company and equal to the greater of (i) 100% of the principal amount of the 2029 Notes to be redeemed and (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon that would be due if the 2029 Notes matured on December 15, 2028 (exclusive of interest accrued to the redemption date), determined by discounting to the redemption date, on an annual basis (ACTUAL/ACTUAL (ICMA)), such principal and interest at the applicable Comparable Government Bond Rate plus 20 basis points; plus, in the case of each of (i) and (ii), accrued and unpaid interest, if any, to, but not including, the redemption date.
On or after December 15, 2028, the Company shall have the option to redeem the 2029 Notes in whole at any time, or in part from time to time, at a redemption price equal to 100% of the principal amount of the 2029 Notes to be redeemed plus accrued and unpaid interest, if any, to, but not including the redemption date.
A notice of any redemption of the 2029 Notes will be mailed or electronically delivered (or otherwise transmitted in accordance with the applicable procedures of Euroclear and Clearstream, as applicable) to each Holder of 2029 Notes to be redeemed at least 10 days but not more than 60 days prior to the date fixed for redemption.
In the case of a partial redemption, selection of the 2029 Notes for redemption will be made pro rata, by lot or by such other method as the Trustee in its sole discretion deems appropriate and fair. No 2029 Notes of a principal amount of €100,000 or less will be redeemed in part. If any 2029 Note is to be redeemed in part only, the notice of redemption that relates to the 2029n Note will state the portion of the principal amount and the CUSIP or ISIN number, as applicable, of the 2029 Note to be redeemed. A new 2029 Note in a principal amount equal to the unredeemed portion of the 2029 Note will be issued in the name of the Holder of the 2029 Note upon surrender for cancellation of the original 2029 Note. For so long as the 2029 Notes are held by Euroclear or Clearstream (or another depositary), the redemption of the 2029 Notes shall be done in accordance with the policies and procedures of the applicable depositary.
Unless the Company defaults in payment of the redemption price, on and after the date fixed for redemption, interest will cease to accrue on the 2029 Notes or portions thereof called for redemption.
Redemption for Tax Reasons
If, as a result of any change in, or amendment to, the laws (or any regulations or rulings promulgated under the laws) of the United States, or any change in, or amendments to, an official position regarding the application, interpretation, administration or enforcement of such laws, regulations or rulings (including by virtue of any action taken by a taxing authority, a holding, judgment or order by a court of competent jurisdiction (whether or not such action was taken or brought with respect to the Issuer), or a change in published administrative practice), which change or amendment is announced and becomes effective after the date of the prospectus supplement pursuant to which the Notes were offered, the Issuer or Guarantor becomes or will become obligated to pay Additional Amounts as described under the heading “— Payment of Additional Amounts” with respect to the Notes, then the Issuer or Guarantor may, at any time at its option, redeem, in whole, but not in part, the Notes on not less than 10 nor more than 60 days prior notice to the holders of the Notes, at a redemption price equal to 100% of the outstanding principal amount thereof, together with accrued and unpaid interest (if any) on the Notes being redeemed to, but excluding, the redemption date (subject to the rights of holders of record on the relevant record date to receive interest due on the relevant interest date and Additional Amounts, if any, in respect thereof) and all Additional Amounts, if any, then due and which will become due on the redemption date as a result of the redemption or otherwise. Prior to any such notice of redemption, the Issuer or Guarantor will deliver to the Trustee (a) an officer’s certificate stating that it is entitled to effect such redemption, and (b) a written opinion of independent counsel selected by the Issuer to the effect that the Issuer has been or will become obligated to pay Additional Amounts.
The Trustee and Paying Agent will accept and will be entitled to conclusively rely upon such officer’s certificate and opinion of counsel as sufficient evidence of the satisfaction of the conditions precedent described above for the Issuer or Guarantor to exercise its right to redeem the Notes, which determination will be conclusive and binding on the holders.
Business Day
For purposes of the Notes, “business day” means any day, other than a Saturday or Sunday, that is not a day on which banking institutions are generally authorized or obligated by law to close in the City of New York or the City of London, and is a day on which the real time gross settlement system operated by the Eurosystem, or any successor thereto, operates ( a “T2 Day”).
Paying Agent
The paying agent for the Notes is initially Deutsche Bank Trust Company Americas (the “Paying Agent”). The principal on the Notes payable at maturity or earlier redemption will be paid against presentation and surrender at the office or agency maintained for such purpose in New York, initially the corporate trust office of the Paying Agent, located at Deutsche Bank Trust Company Americas, Corporate Debt & Agency, 1 Columbus Circle, 17th Floor New York, NY 10019, in euros.
Additional Notes
We are permitted to issue additional Notes from time to time (the “Additional Notes”) having the same terms in all respects as the Notes (except for the issue date, issue price and, in some cases, the first payment of interest or interest accruing prior to the issue date of such Additional Notes). The Notes and the Additional Notes, if any, will be treated as a single class for all purposes under the Indenture, including waivers, amendments, redemptions and offers to purchase; provided that if the Additional Notes are not fungible with the Notes for United States federal income tax purposes, such Additional Notes will have a separate CUSIP number. Unless the context otherwise requires, for all purposes of the Indenture and this Description of the Notes, references to the Notes include any Additional Notes actually issued.
Consolidation, Merger or Sale
The Issuer and the Guarantor have agreed not to consolidate with or merge into any other corporation or convey, transfer or lease all or substantially all of the Issuer’s or the Guarantor’s properties and assets to any Person, unless:
(1)the Issuer or the Guarantor, as applicable, is the continuing corporation or any resulting, surviving or transferee Person (the “successor purchaser”) is an entity organized under the laws of the United States, any state of the United States or the District of Columbia;
(2)the successor purchaser (if not the Issuer or the Guarantor, as applicable) expressly assumes by a supplemental indenture (A)(i) the due and punctual payment of the principal of, and any premium and interest on, all of the Notes (in the case of a successor purchaser to the Issuer) or (ii) the Guarantee (in the case of a successor purchaser to the Guarantor) and (B) the performance of every covenant in the Indenture that the Issuer or the Guarantor, as applicable, would otherwise have to perform as if it were an original party to the Indenture;
(3)immediately after the effective date of the transaction, no Event of Default (as defined below) has occurred and is continuing under the Indenture; and
(4)we deliver to the Trustee an officer’s certificate and an opinion of counsel, each stating that the consolidation, merger, conveyance or transfer and the supplemental indenture, if applicable, comply with these provisions and that all conditions precedent provided for in the Indenture relating to such transaction shall have been complied with.
In the event that the Issuer or the Guarantor consolidates with or merges into another entity or conveys, transfers or leases all or substantially all of the Issuer’s or the Guarantor’s properties and assets to any Person, the successor purchaser will assume all of the Issuer’s or the Guarantor’s obligations, as applicable, under the Indenture as if it were an original party to the Indenture, and the Issuer or the Guarantor, as applicable, will be discharged from all of its obligations under the Indenture. After assuming such obligations, the successor purchaser will have all of the Issuer’s or the Guarantor’s rights and powers, as applicable, under the Indenture.
For the avoidance of doubt, this covenant does not apply to transactions by and among the Issuer, the Guarantor and their Subsidiaries.
Restrictive Covenants
The Indenture includes the following restrictive covenants:
1)Limitation on Liens
The Indenture limits the Liens (as defined below) that the Guarantor and its Restricted Subsidiaries (as defined below) may incur or otherwise create, securing indebtedness for borrowed money, upon any Principal Facility (as defined below) or any shares of capital stock that any of the Guarantor’s Restricted Subsidiaries owning any Principal Facility has issued to the Guarantor or any of its Restricted Subsidiaries. If the Guarantor or any of its Restricted Subsidiaries incurs such Liens, then we will secure the Notes with a Lien on such Principal Facility or such capital stock to the same extent and in the same proportion as the indebtedness for borrowed money that is secured by such Liens. This covenant does not apply, however, to any of the following:
•Liens incurred in connection with the issuance by a governmental entity, state or political subdivision of any securities the interest on which is exempt from United States federal income taxes by virtue of Section 103 of the Internal Revenue Code or any other laws and regulations in effect at the time of such issuance;
•Liens existing on the issue date of the Notes;
•Liens on property existing at the time the Guarantor or any of its Restricted Subsidiaries acquires such property or existing on property of any Person that becomes a Subsidiary at the time such Person becomes a Subsidiary, including through a merger, share exchange or consolidation, or securing the payment of all or part of the purchase price of such property or to secure indebtedness incurred solely for the purpose of financing the acquisition of such property;
•Liens securing indebtedness incurred to finance the development, construction, repair, alteration or improvement of property incurred prior to, or within 180 days after the later of, completion of development, construction, repair, alteration or improvement of such property and the commencement of full operation of such property; provided, however, that such Liens shall not apply to any other property of the Guarantor or any Restricted Subsidiary;
•Liens in favor of a U.S. federal, state or municipal governmental entity entered into for the purposes of reducing certain tax liabilities of the Issuer or its Subsidiaries, provided that the Issuer or such Subsidiary may upon not more than 120 days’ notice obtain title from such governmental entity to such property free and clear of any Liens (other than Liens permitted by this paragraph) by paying a nominal fee or the amount of any taxes (or any portion thereof) that would have otherwise been due and payable had such transaction not been terminated, by canceling issued bonds, if any, or otherwise terminating or unwinding such transaction;
•Liens in favor of the Guarantor or any of its Restricted Subsidiaries;
•Liens required in connection with governmental programs which provide financial or tax benefits, as long as substantially all of the obligations secured are in lieu of or reduce an obligation that would have been secured by a Lien permitted under the Indenture; and
•Liens for the sole purpose of refunding, refinancing, exchanging, repaying, extending, renewing or replacing (including pursuant to any defeasance or discharge mechanism) all or part of the indebtedness secured by any Lien referred to in the previous bullet points (other than the sixth bullet point) or in this bullet point if the extension, removal and replacement is limited to all or a part of the property secured by the original Lien.
For the avoidance of doubt, an increase in the amount of indebtedness in connection with any accrual of interest, accretion of original issue discount, payment of interest in the form of additional indebtedness with the same terms and increases in the amount of indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies or increases in the value of property securing indebtedness, shall not constitute an assumption, incurrence or guarantee for the purposes of this covenant, so long as the original Liens securing such indebtedness were permitted under the Indenture.
Notwithstanding the foregoing, the Guarantor and/or any of its Restricted Subsidiaries may incur or otherwise create Liens that would otherwise be subject to the restriction described above, without securing the Notes, if the aggregate value of all outstanding indebtedness secured by the Liens and the value of all Sale and Leaseback Transactions (as defined below) does not, at the time of such incurrence or creation, exceed the greater of:
•10% of the Guarantor’s Consolidated Net Tangible Assets (as defined below); and
•10% of the Guarantor’s Consolidated Capitalization (as defined below).
2)Sale and Leaseback Transactions
A Sale and Leaseback Transaction by the Guarantor or any Restricted Subsidiary of any Principal Facility is prohibited, unless:
•within 180 days of the effective date of the arrangement, an amount equal to the greater of the proceeds of the Sale and Leaseback Transaction and the fair value of the property subject to the Sale and Leaseback Transaction (“value”) (as determined by the Issuer in good faith) is applied to the retirement of long-term unsubordinated indebtedness for borrowed money with more than one-year stated maturity (which may include the Notes);

•the sum of (1) the aggregate amount of all Attributable Debt then outstanding with respect to such Sale and Leaseback Transaction and (2) all Attributable Debt then outstanding under this bullet and all indebtedness secured by Liens pursuant to the third paragraph under “—Limitation on Liens” above would not, at the time such transaction is entered into, exceed the greater of 10% of the Guarantor’s Consolidated Net Tangible Assets and 10% of the Guarantor’s Consolidated Capitalization;
•the Sale and Leaseback Transaction exists on the issue date of the Notes or at the time any Person that owns a Principal Facility becomes a Restricted Subsidiary;
•the Sale and Leaseback Transaction is entered into solely between the Guarantor and any Subsidiary or between its Subsidiaries;
•the Sale and Leaseback Transaction is with a governmental authority that provides financial or tax benefits; or
•the Sale and Leaseback Transaction is entered into within 180 days after the initial acquisition of the Principal Facility subject to the Sale and Leaseback Transaction.
There are no other restrictive covenants in the Indenture. The Indenture does not require us to maintain any financial ratios or minimum levels of net worth or liquidity and does not restrict the payment of dividends or other distributions on our capital stock or the redemption or purchase of our capital stock.
Defined Terms
“Attributable Debt” means, with regard to a Sale and Leaseback Transaction with respect to a Principal Facility, an amount equal to the lesser of: (a) the fair market value of the property (as determined in good faith by our board of directors); and (b) the present value of the total net amount of rent payments to be made under the lease during its remaining term (including any period for which such lease has been extended and excluding any unexercised renewal or other extension options exercisable by the lessee, and excluding amounts on account of maintenance and repairs, services, taxes and similar charges and contingent rents), discounted at the rate of interest set forth or implicit in the terms of the lease (or, if not practicable to determine such rate, the weighted average interest rate per annum borne by the Notes then outstanding), compounded semi-annually.
“Consolidated Capitalization” means the total assets appearing on the Guarantor’s most recent available consolidated balance sheet, less:
•current liabilities reflected on such consolidated balance sheet, including liabilities for indebtedness maturing more than 12 months from the date of the original creation thereof, but maturing within 12 months from the date of such consolidated balance sheet; and
•deferred income tax liabilities reflected in such consolidated balance sheet.
“Consolidated Net Tangible Assets” means the excess of all assets over current liabilities appearing on the Guarantor’s most recent available consolidated balance sheet, less goodwill and other intangible assets and the minority interests of third parties in Subsidiaries.
“Lien” means any mortgage or deed of trust, charge, pledge, lien (statutory or otherwise), privilege, security interest, assignment, easement, hypothecation, claim, preference, priority or other encumbrance upon or with respect to any priority of any kind (including any conditional sale, capital lease or other title retention agreement, any leases in the nature thereof) real or personal, moveable or immovable, now owned or hereafter acquired; provided, however, that in no event shall an operating lease be deemed to constitute a Lien.

“Principal Facility” means all real property owned and operated by the Guarantor or any Subsidiary located within the United States and constituting part of any manufacturing plant or distribution facility, including all attached plumbing, electrical, ventilating, heating, cooling, lighting and other utility systems, ducts and pipes but excluding trade fixtures (unless their removal would cause substantial damage to the manufacturing plant or distribution facility), business machinery, equipment, motorized vehicles, tools, supplies and materials, security systems, cameras, inventory and other personal property and materials. However, no manufacturing plant or distribution facility will be a Principal Facility unless its net book value exceeds 2% of Consolidated Net Tangible Assets.
“Restricted Subsidiary” means any Subsidiary of the Guarantor (a) substantially all the property of which is located, or substantially all the business of which is carried on, within the United States and (b) that owns a Principal Facility.
“Sale and Leaseback Transaction” means the sale or transfer of a Principal Facility with the intention of taking back a lease of the property, except (i) a lease for a temporary period of less than 3 years, including renewals, with the intent that the use by the Guarantor or any Restricted Subsidiary will be discontinued on or before the expiration of such period or (ii) a lease between the Guarantor and one or more of its Subsidiaries or between one or more Subsidiaries of the Guarantor.
“Subsidiary” means, with respect to any Person, any corporation, association, partnership or other business entity of which more than 50% of the total voting power is at the time owned or controlled, directly or indirectly, by: (1) such Person, (2) such Person and one or more Subsidiaries of such Person or (3) one or more Subsidiaries of such Person. Unless otherwise specified or the context shall otherwise require, “Subsidiary” means a Subsidiary of the Guarantor.
Satisfaction and Discharge
Under the Indenture, we are able to discharge certain obligations to the holders of the Notes that have not already been delivered to the Trustee for cancellation and that either have become due and payable or will become due and payable within one year (or scheduled for redemption within one year) by depositing with the Trustee, in trust, funds in an amount sufficient to pay the entire indebtedness on such Notes in respect of principal and premium, if any, and interest, if any, to the date of such deposit (if such Notes have become due and payable) or to the maturity thereof or redemption date, as the case may be, along with an officer’s certificate and an opinion of counsel stating that all conditions precedent relating to the satisfaction and discharge of the Indenture have been complied with.
Payments of Unclaimed Moneys
Moneys deposited with the Trustee or any Paying Agent for the payment of principal of, or any premium and interest on, any Notes that remain unclaimed for two years will be repaid to us at our written request, unless the law requires otherwise. If this happens and the applicable holder wants to claim these moneys, the holder must look to us and not to the Trustee or Paying Agent.
Amendments or Supplements Not Requiring Consent of Holders
Without the consent of any holders of the Notes, we and the Trustee may amend or supplement the Indenture or the Notes, among other things, to:
•pledge property to the Trustee as security for the Notes, or to confirm and evidence the release, termination, discharge or retaking of any Lien with respect to or securing the Notes when such release, termination, discharge or retaking is provided for under the Indenture;

•reflect that another entity has succeeded the Issuer or the Guarantor and assumed the covenants and obligations of the Issuer or the Guarantor, as applicable, under the Notes and the Indenture;
•cure any ambiguity, omission, mistake, defect, error or inconsistency, or conform any provision to this “Description of the Notes”;
•reduce the minimum denomination of the Notes;
•make any other provisions necessary or desirable, as long as the interests of the holders of the Notes are not adversely affected in any material respect;
•issue and establish the form and terms of any Additional Notes as provided in the Indenture;
•add further covenants or provide for guarantees for the benefit of the holders of the Notes or surrender any right or power therein conferred upon the Issuer, the Guarantor or any Subsidiary;
•add any additional event of default;
•change the Trustee or provide for an additional trustee;
•provide additional provisions for bearer Notes so long as the action does not adversely affect the interests of holders of any of the Notes in any material respect; or
•modify the Indenture in order to continue its qualification under the TIA, or as may be necessary or desirable in accordance with amendments to the TIA.
Amendments or Supplements Requiring Consent of Holders
With the consent of the holders of a majority in principal amount of the Notes, we and the Trustee may supplement the Indenture or the Notes or modify in any way the terms of the Indenture, the Notes or the rights of the holders of the Notes. However, without the consent of each holder of all of the Notes affected by that modification, we and the Trustee may not:
•modify the maturity date of, or reduce the principal of, or premium on, or change the stated final maturity of, any Note;
•reduce the rate of or change the time for payment of interest on any Note;
•reduce or alter the method of computation of any amount payable upon redemption, repayment or purchase of any Note by us, or the time when the redemption, repayment or purchase may be made;
•make the principal or interest on any Note payable in a currency other than that stated in the Note or change the place of payment;
•impair any right of any holder of the Notes to receive payment of principal of and interest on such holder’s Notes on or after the due dates thereof;
•reduce the right of any holder of the Notes to sue for the enforcement of payment of the principal or interest on or with respect to such holder’s Notes;
•make any change in the ranking or priority of any Note that would adversely affect the holders of the Notes; or

•reduce the percentage in principal amount of the outstanding Notes required to supplement or modify the Indenture or to waive any of its provisions.
Waivers Under the Indenture
Under the Indenture, the holders of a majority in aggregate principal amount of the outstanding Notes may on behalf of all holders of the Notes:
•waive our compliance with certain covenants in the Indenture; or
•waive any past default under the Indenture, except (i) a default in the payment of the principal of, or any premium or interest on, any Notes; and (ii) a default under any provision of the Indenture which itself cannot be modified without the consent of the holders of the Notes.
Payment of Additional Amounts
All payments by the Issuer or the Guarantor on the Notes or the Guarantee will be made free and clear of and without withholding or deduction for or on account of any present or future tax, assessment or other governmental charges and any penalties, interest or additions to tax with respect thereto (each a “tax”) imposed by the United States, unless the withholding or deduction of such taxes is required by law or the official interpretation or administration thereof.
If any taxes imposed by the United States are required to be withheld or deducted in respect of any payment made under or with respect to the Notes or the Guarantee, the Issuer or the Guarantor will, subject to the exceptions and limitations set forth below, pay additional amounts (“Additional Amounts”) as are necessary in order that the net amounts received in respect of such payments by each beneficial owner who is not a United States person after such withholding or deduction by any applicable withholding agent (including any withholding or deduction in respect of such Additional Amounts) will equal the amounts which would have been received in respect of such payments on any Note or the Guarantee in the absence of such withholding or deduction; provided, however, that the foregoing obligation to pay additional amounts shall not apply:
(a)to any tax to the extent such tax is imposed by reason of the holder (or the beneficial owner for whose benefit such holder holds such Note), or a fiduciary, settlor, beneficiary, member or stockholder of the holder if the holder is an estate, trust, partnership or corporation, or a person holding a power over an estate or trust administered by a fiduciary holder, being considered as:
(i)being or having been engaged in a trade or business in the United States or having or having had a permanent establishment in the United States;
(ii)having or having had any other connection with the United States (other than a connection arising solely as a result of the ownership of the Notes, the receipt of any payment or the enforcement of any rights under the Notes or the Guarantee), including being or having been a citizen or resident of the United States;
(iii)being or having been a personal holding company, a passive foreign investment company or a controlled foreign corporation for United States federal income tax purposes or a corporation that has accumulated earnings to avoid United States federal income tax;
(iv)being or having been a “10-percent shareholder” of the Guarantor or the Issuer as defined in section 871(h)(3) of the United States Internal Revenue Code of 1986, as amended (the “Code”); or

(v)being or having been a bank receiving payments on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business, as described in section 881(c)(3)(A) of the Code or any successor provisions;
(b)to any holder that is not the sole beneficial owner of the Notes or that is a fiduciary, partnership or limited liability company, but only to the extent that a beneficial owner with respect to the holder, a beneficiary or settlor with respect to the fiduciary, or a beneficial owner or member of the partnership or limited liability company would not have been entitled to the payment of an additional amount had the beneficiary, settlor, beneficial owner or member received directly its beneficial or distributive share of the payment;
(c)to any tax to the extent such tax would not have been imposed but for the failure of the holder or the beneficial owner to comply with certification, identification or other information reporting requirements concerning the nationality, residence, identity or connection with the United States of the holder or beneficial owner of the Notes, if compliance is required by statute, by regulation of the United States or any taxing authority therein or by an applicable income tax treaty to which the United States is a party as a precondition to exemption from, or reduction of, such tax, but only to the extent that the holder or beneficial owner is legally eligible to provide such certification or other evidence;
(d)to any tax that is imposed otherwise than by withholding or deduction in respect of a payment on the Notes or the Guarantee;
(e)to any estate, inheritance, gift, sales, transfer, wealth or similar tax;
(f)to any withholding or deduction that is imposed on a payment to a holder or beneficial owner and that is required to be made pursuant to any law implementing or complying with, or introduced in order to conform to, any European Union Directive on the taxation of savings;
(g)to any tax required to be withheld by any paying agent from any payment of principal of or interest on any Note, if such payment can be made without such withholding by at least one other paying agent;
(h)to any tax to the extent such tax would not have been imposed or levied but for the presentation by the holder or beneficial owner of any Note, where presentation is required, for payment on a date more than 30 days after the date on which payment became due and payable or the date on which payment thereof is duly provided for, whichever occurs later;
(i)to any tax to the extent such tax is imposed or withheld solely by reason of the beneficial owner being a bank (1) purchasing the Notes in the ordinary course of its lending business or (2) that is neither (A) buying the Notes for investment purposes only nor (B) buying the Notes for resale to a third-party that either is not a bank or holding the Notes for investment purposes only;
(j)to any tax imposed under sections 1471 through 1474 of the Code as of the issue date (or any amended or successor provision that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to current section 1471(b) of the Code (or any amended or successor version described above) or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement (or related laws or official administrative practices) implementing the foregoing; or
(k)in the case of any combination of clauses (a) through (j).

The Notes are subject in all cases to any tax, fiscal or other law or regulation or administrative or judicial interpretation applicable to the Notes. Except as specifically provided under this heading “— Payment of Additional Amounts,” the Issuer (or the Guarantor, if applicable) will not be required to make any payment for any tax imposed by any government or a political subdivision or taxing authority of or in any government or political subdivision.
The Issuer or the Guarantor will use reasonable efforts to obtain certified copies of tax receipts evidencing the payment of any taxes so deducted or withheld, or other evidence reasonably satisfactory to the Trustee, and will provide such copies or other evidence to the Trustee.
The foregoing obligations will survive any termination, defeasance or discharge of the indenture and will apply mutatis mutandis to any successor to the Issuer or the Guarantor.
For purposes of the foregoing, “United States person” means any individual who is a citizen or resident of the United States for United States federal income tax purposes, a corporation, partnership or other entity created or organized in or under the laws of the United States, any state of the United States or the District of Columbia, an estate the income of which is subject to United States federal income taxation regardless of its source, or a trust, if (a) a court within the United States is able to exercise primary jurisdiction over its administration and one or more United States persons have the authority to control all of its substantial decisions or (b) it has a valid election in place under applicable United States Treasury regulations to be treated as a domestic trust.
Notices
Notices to holders of the Notes will be sent by mail or electronically delivered to the registered holders of the Notes.
Concerning the Trustee, Registrar and Paying Agent
Deutsche Bank Trust Company Americas is the trustee, registrar and paying agent under the Indenture. Deutsche Bank Trust Company Americas has performed and will perform other services for us and certain of our Subsidiaries in the normal course of its business.
Governing Law
The Indenture and the Notes are governed by, and construed in accordance with, the laws of the State of New York.